Exhibit 5.1

[MORRISON & FOERSTER LLP LETTERHEAD]

March 8, 2005

Mindspeed Technologies, Inc.
4000 MacArthur Boulevard, East Tower
Newport Beach, California 92660

Ladies and Gentlemen:

     We have acted as counsel to Mindspeed Technologies, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the Company’s Registration Statement on Form S-3 (the “Registration Statement”) relating to the registration under the Securities Act of 1933, as amended, of the resale by the holders thereof of $46,000,000 aggregate principal amount of 3.75% Convertible Senior Notes due 2009 (the “Notes”) and the shares of the Company’s common stock, $0.01 par value per share, issuable upon conversion of the Notes (the “Conversion Shares,” and together with the Notes, the “Securities”). The Notes were issued pursuant to an Indenture (the “Indenture”), dated as of December 8, 2004, between the Company and Wells Fargo Bank, N.A., as trustee (the “Trustee”). The Notes and the Indenture are collectively referred to herein as the “Documents.”

     In connection with this opinion, (i) we have reviewed originals or copies of the Registration Statement, the Indenture, the Notes and certain of the Company’s other corporate records, documents, instruments, and proceedings taken in connection with the authorization and issuance of the Notes and the Conversion Shares, and (ii) we have made such inquiries of officers of the Company and public officials and have considered such questions of law as we have deemed necessary for the purpose of rendering the opinions set forth herein.

     We have assumed the genuineness of all signatures and the authenticity of all items submitted to us as originals and the conformity with originals of all items submitted to us as copies. We have relied, as to matters of fact, upon the accuracy of representations and certificates of the Company’s officers. We also have relied on the Company’s records and have assumed the accuracy and completeness thereof. In making our examination of documents executed by parties other than the Company, we have assumed that each other party has the power and authority to execute and deliver, and to perform and observe the provisions of such documents, and the due authorization by each such party of all requisite action and the due execution and delivery of such documents by each such party, and that such documents constitute the legal, valid and binding obligations of each such party enforceable against such party in accordance with their terms. We have assumed that the Indenture has been duly executed by the Trustee and will be duly qualified under the Trust Indenture Act of 1939, as amended. We have also assumed compliance with all applicable state securities and “Blue Sky” laws.

     The opinions expressed herein are subject to the following qualifications and exceptions:

1.	We express no opinion as to the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors generally, including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination;

2.	We express no opinion as to (a) limitations imposed by general principles of equity upon the availability of equitable remedies or the enforcement of provisions of the Documents, and (b) the effect of judicial decisions which have held that certain provisions are unenforceable where their enforcement would violate the implied covenant of good faith and fair dealing, or would be commercially unreasonable, or where their breach is not material;

3.	We express no opinion as to the effect on the opinions expressed herein of (a) the compliance or non-compliance of any party to the Documents (other than the Company) with any laws or regulations applicable to it, or (b) the legal or regulatory status or the nature of the business of any such party (other than the Company);

4.	We express no opinion as to the effect of judicial decisions which may permit the introduction of extrinsic evidence to supplement the terms of the Documents or to aid in the interpretation of the Documents;

5.	We express no opinion as to the enforceability of any indemnification or contribution provisions in the Documents which may be limited or prohibited by federal or state securities laws or by public policy; and

6.	We express no opinion as to the enforceability of the waivers contained in Section 4.15 of the Indenture.

     Based on and subject to the foregoing, we are of the opinion that: (1) the Notes have been duly authorized and constitute the legal, valid and binding obligations of the Company; and (2) when issued upon conversion of the Notes in accordance with the terms of the Notes and the Indenture, the Conversion Shares will be validly issued, fully paid and non-assessable.

     We express no opinion as to matters governed by laws of any jurisdiction other than the laws of the State of New York, the General Corporation Law of the State of Delaware, and the federal laws of the United States of America, as in effect on the date hereof and without reference to choice-of-law rules.

     We consent to the filing of this opinion letter as an exhibit to the Registration Statement and any amendments thereto and further consent to the reference to our firm under the caption “Legal Matters” in the prospectus which constitutes a part of the Registration Statement.

Very truly yours,

/s/ Morrison & Foerster LLP